                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement             [_] CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                        Potomac Electric Power Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        -----------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

    (3) Filing Party:

        -----------------------------------------------------------------------

    (4) Date Filed:

        -----------------------------------------------------------------------
Notes:

                         [LOGO OF PEPCO APPEARS HERE]

                        POTOMAC ELECTRIC POWER COMPANY

                        1900 PENNSYLVANIA AVENUE, N. W.

                            WASHINGTON, D. C. 20068

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                                  March 4, 1998

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Potomac Electric Power Company will be held at 10:00 a.m. on Wednesday, April 22, 1998, at the Omni Shoreham Hotel, 2500 Calvert Street, N. W., Washington, D.
C. for the following purposes:

 1. To elect four directors to serve for three years, and one director to serve for one year;

 2. To consider and take action with respect to the approval of a Long-Term Incentive Plan;

 3. To consider and take action with respect to a shareholder proposal relating to the election of directors, if such proposal is brought before the meeting;

 4. To consider and take action with respect to a shareholder proposal relating to cumulative voting, if such proposal is brought before the meeting; and

 5. To transact such other business as may properly be brought before the meeting.

  The holders of the Common Stock of the Company of record at the close of business on Tuesday, March 3, 1998, will be entitled to vote on each of the above matters.

                                         By order of the Board of Directors,

                                         ELLEN SHERIFF ROGERS
                                               Secretary

                               ----------------

                                   IMPORTANT

  YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.

  EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY PROMPTLY.

  IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY.

                           PLEASE DATE AND SIGN YOUR
                             PROXY AND RETURN IT IN
                             THE ENVELOPE PROVIDED

                         THANK YOU FOR ACTING PROMPTLY

                                PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS

                        POTOMAC ELECTRIC POWER COMPANY

                                                                  March 4, 1998

  This statement is furnished in connection with a solicitation of proxies by the Board of Directors of Potomac Electric Power Company (the "Company"), 1900 Pennsylvania Avenue, N. W., Washington, D. C. 20068, to be used at the Annual Meeting of Shareholders of the Company to be held at 10:00 a.m. on Wednesday, April 22, 1998, at the Omni Shoreham Hotel, 2500 Calvert Street, N.W., Washington, D. C., and at any adjournment thereof, for the purposes set forth in the foregoing notice of meeting. Properly executed proxies received prior to closing of the polls during the meeting will be voted in the manner set forth on the proxy unless specifically otherwise directed by the shareholder, in which case they will be voted as directed. If the enclosed form of proxy is executed and returned, it may be revoked by delivering notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company before the proxy is voted, and shareholders who are present at the meeting may revoke their proxies and vote in person.

  At the close of business on Tuesday, March 3, 1998 (the "Record Date"), the Company had outstanding 118,527,028 shares of Common Stock of the par value of $1 per share (the "Common Stock"). Each holder of record on the Record Date will be entitled to one vote for each share so held on each of the matters submitted to a shareholder vote at the meeting.

  This proxy statement and the form of proxy are first being mailed to shareholders on or about March 6, 1998. The Annual Report to Shareholders for the fiscal year ended December 31, 1997, including financial statements, was mailed on or about February 20, 1998 to direct shareholders.

                           1. ELECTION OF DIRECTORS

  At the meeting, four directors are to be elected to hold office for three-year terms that expire in 2001, and until their respective successors shall have been elected and qualified. In addition, one director is to be elected to hold office for one year to fill the unexpired term of A. James Clark, a director of the Company for the past twenty years, who has reached the mandatory retirement age for directors. Twelve directors constitute the entire Board of Directors.

  The persons named in the enclosed proxy will vote such proxy for the election of the nominees named below, unless such authority is withheld. The Company does not anticipate that any of such nominees will become unavailable for any reason, but if that should occur before the meeting, proxies will be voted for another nominee, or other nominees, if any, to be selected by the Board of Directors. Nominees receiving the greatest number of votes shall be elected.

                      NOMINEES FOR ELECTION AS DIRECTORS

                           FOR TERM EXPIRING IN 2001

                        JOHN M. DERRICK, JR., age 57, has been President and Chief Executive Officer of the Company since October 1997. From 1992 to October 1997 he served as President
[PHOTO]                 and Chief Operating Officer of the Company. Mr.
                        Derrick has been a director of the Company since 1994 and is a member of the Executive Committee. Mr. Derrick is a director of Washington Real Estate Investment Trust. He owns 30,408 shares of the Common Stock of the Company.

                        PETER F. O'MALLEY, age 58, is Of Counsel to O'Malley, Miles, Nylen & Gilmore, P.A., a law firm in Calverton, Maryland. He has served as Of Counsel since 1989. Mr. O'Malley currently serves as the President of Aberdeen Creek Corp., a privately-held company engaged in
[PHOTO] investment, business consulting and development activities. He has been a director of the Company since 1982 and is Chairman of the Finance Committee and a member of the Chairman's Advisory Committee and the Human Resources Committee. Mr. O'Malley is a director of Giant Food Inc., Legg Mason, Inc. and Forensic Technologies International Corp. He owns 1,828 shares of the Common Stock of the Company.

                        LOUIS A. SIMPSON, age 61, has been President and Chief Executive Officer of Capital Operations (investments), GEICO Corporation, Washington, D. C. since May 1993. From 1985 to May 1993 he served as Vice Chairman of GEICO Corporation. He has been a director of the
[PHOTO] Company since December 1990, and is a member of the Audit Committee, the Chairman's Advisory Committee and the Finance Committee. Mr. Simpson is a director of Cohr, Inc., U S West, Inc. and Pacific American Income Shares, Inc. He owns 2,000 shares of the Common Stock of the Company.

                        DENNIS R. WRAASE, age 53, has been Senior Vice President and Chief Financial Officer of the Company since 1996. From 1992 until 1996, he served as Senior
[PHOTO] Vice President, Finance and Accounting. Mr. Wraase currently does not serve as a director of the Company. He owns 20,317 shares of the Common Stock of the Company.

                       NOMINEE FOR ELECTION AS DIRECTOR

                           FOR TERM EXPIRING IN 1999

                        EDMUND B. CRONIN, JR., age 60, has been Trustee, President and Chief Executive Officer of Washington Real Estate Investment Trust since 1994, based in Kensington, Maryland which owns income-producing real
[PHOTO] estate in the Mid-Atlantic Region. From 1977 until 1994, Mr. Cronin was Chairman and Chief Executive Officer of H.G. Smithy Company and its various operating subsidiaries. Mr. Cronin currently does not serve as a director of the Company. He owns 1,000 shares of the Common Stock of the Company.

                        DIRECTORS CONTINUING IN OFFICE

                             TERM EXPIRES IN 1999

                        ROGER R. BLUNT, SR., age 67, is Chairman of the Board, President and Chief Executive Officer of Blunt Enterprises, LLC (general contracting and construction management), a Washington-based holding company that
[PHOTO] includes Essex Construction, LLC, of which he is Chairman of the Board and Chief Executive Officer, and Tyroc Construction, LLC, of which he is Chairman of the Board, President and Chief Executive Officer. Mr. Blunt has been a director of the Company since 1984 and is Chairman of the Audit Committee and a member of the Executive Committee and the Nominating Committee. He owns 346 shares of the Common Stock of the Company.

                        ANN D. MCLAUGHLIN, age 56, is former United States Secretary of Labor. She was President of the Federal City Council from 1990 until 1995. She is presently Chairman of The Aspen Institute and served as Vice
[PHOTO] Chairman of The Aspen Institute from 1993 to 1996. She has been a director of the Company since January 1991, and is Chairman of the Nominating Committee and a member of the Human Resources Committee. Ms. McLaughlin is a director of AMR Corporation/American Airlines, Inc., Donna Karan International Inc., Fannie Mae, General Motors Corporation, Harman International Industries, Inc., Host Marriott Corporation, Kellogg Company, Nordstrom, Inc., Sedgwick Group plc, Union Camp Corporation and Vulcan Materials Company. She owns 545 shares of the Common Stock of the Company.

                        A. THOMAS YOUNG, age 59, is retired Executive Vice President of Lockheed Martin Corporation. From 1990-1995, he was President and Chief Operating Officer of Martin Marietta Corporation. He is a director of The
[PHOTO] B.F. Goodrich Company, The Dial Corp., and Science Applications International Corporation. Mr. Young has been a director of the Company since 1995 and is a member of the Audit Committee, the Chairman's Advisory Committee and the Finance Committee. He owns 1,000 shares of the Common Stock of the Company.

                        DIRECTORS CONTINUING IN OFFICE

                             TERM EXPIRES IN 2000

                        RICHARD E. MARRIOTT, age 59, since October 1993, has been Chairman of the Board of Host Marriott Corporation, a company based in Bethesda, Maryland, which owns lodging properties throughout the world. From 1986 to October 1993 he served as Vice Chairman and Executive Vice President of the Marriott
[PHOTO]                 Corporation, a hotel and hospitality company. Mr.
                        Marriott has been a director of the Company since 1993 and is a member of the Human Resources Committee and the Nominating Committee. Mr. Marriott is a director of Marriott International, Inc. and Host Marriott Services Corporation. He owns 100 shares of the Common Stock of the Company.


                        DAVID O. MAXWELL, age 67, is retired Chairman of the Board and Chief Executive Officer of Fannie Mae, a position he held from 1981-1991. Mr. Maxwell has been a director of the Company since 1993 and is a member
[PHOTO] of the Audit Committee and the Human Resources Committee. He is a director of Financial Security Assurance Holdings Ltd. and SunAmerica Inc. He owns 500 shares of the Common Stock of the Company.


                        FLORETTA D. MCKENZIE, age 62, was the founder in 1987 and is the Chairwoman and Chief Executive Officer of The McKenzie Group, Inc. (educational consulting firm). Dr. McKenzie has been a director of the Company
[PHOTO] since 1988 and is a member of the Audit Committee and the Executive Committee. Dr. McKenzie is a director of Marriott International, Inc. She owns 1,059 shares of the Common Stock of the Company.


                        EDWARD F. MITCHELL, age 66, has been Chairman of the Board of the Company since December 1992. He was Chief Executive Officer from September 1989 until October 1997 and from 1983 to December 1992, he served as
[PHOTO] President of the Company. He has been a director of the Company since 1980, and is Chairman of the Executive Committee. He owns 73,647 shares of the Common Stock of the Company.

  As of February 25, 1998, Mr. William T. Torgerson and Mr. Andrew W. Williams, non-director officers, each of whom is listed in the Summary Compensation Table, owned 12,151 and 17,723 shares, respectively, and all directors, nominees, and executive officers as a group, owned 437,166 shares of the Common Stock of the Company, representing less than 1% of the shares outstanding.

  The Board of Directors held nine meetings in 1997. The Company has standing Audit, Human Resources and Nominating Committees of the Board of Directors. The Company also has Executive, Finance and Chairman's Advisory Committees of the Board of Directors. Director McKenzie attended fewer than 75% of the meetings of the Board and Board committees of which she was a member.

  The Audit Committee, composed entirely of independent, non-employee directors, held four meetings in 1997. The Committee's duties and responsibilities include recommending to the Board the engagement of the independent accountant, approving the plan and scope of the audit and the fee before the audit begins and, following the audit, reviewing the results with the independent accountant and its comments on the Company's system of internal accounting controls. The Committee also reviews with the Company's General Auditor the plan, scope and results of internal audits and his comments on the Company's system of internal accounting controls. It further reviews with management, the independent accountant and the General Auditor the accounting principles applied in financial reporting and the reports relating to compliance with the Company's statements of policy relating to conflicts of interest. The Committee reports its activities to the Board periodically and makes such recommendations and findings concerning any audit or related matter as it deems appropriate.

  In carrying out these functions, the Audit Committee represents the Board in discharging its responsibility of oversight, but the existence of the Committee does not alter the traditional roles and responsibilities of the Company's management and the independent accountant with respect to the accounting and control functions and financial statement presentation.

  The Nominating Committee, composed entirely of independent, non-employee directors, held one meeting in 1997. The Committee recommends to the Board candidates for nomination for election as directors. The Committee will consider nominees recommended by shareholders upon the receipt, no later than the deadline for receipt of shareholder proposals, of information concerning the name, business address, occupation, qualifications and share holdings of the proposed nominee.

  The Human Resources Committee, composed entirely of independent, non-employee directors, held three meetings in 1997. The Committee recommends to the Board the annual salary administration program for all exempt employees, including specific salary recommendations for senior officers and employees, and administers the executive compensation plans. The Committee also makes recommendations to the Board with respect to the Company's General Retirement Plan, other benefit plans, and officer and senior management succession.

  Each of the Company's directors, except directors who are employees of the Company, is paid an annual retainer of $26,000, plus a fee of $1,250 for each Board and committee meeting attended. Each director who is Chairman of a committee is paid an additional annual retainer of $3,500. As of August 1, 1997, the Company terminated its Retirement Plan for non-employee directors. Directors who had completed 10 or more years of Board service received a lump sum payment equal to the actuarial present value of a life annuity, commencing at age 65, in an amount equal to the annual retainer. Directors who had completed less than 10 years of service received in a lump sum equal to the actuarial present value of a reduced annuity benefit based on the actual number of years of service. The Company also has a Stock Compensation Plan for the Board of Directors under which directors may elect to receive up to 100% of their retainers in shares of the Company's Common Stock and a deferred compensation plan which permits directors to defer annual retainer and meeting fee payments and the lump sum payments made under the Retirement Plan. Deferred amounts are credited, at the election of the director, based on the prime rate or a return on a specified group of funds or a combination of both.

                          SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION
                                  ---------------------------------   LONG-TERM
                                                     OTHER ANNUAL   INCENTIVE PLAN      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR  SALARY   BONUS   COMPENSATION/1/   PAYOUTS/2/   COMPENSATION/3/,/4/
---------------------------  ---- -------- -------- --------------- -------------- -------------------
Edward F. Mitchell           1997 $670,000 $      0    $132,042        $186,528          $77,991
Chairman of the Board        1996  600,000  263,340     115,861          79,670           55,513
                             1995  560,000  206,599      96,100         136,201           56,479
John M. Derrick, Jr.         1997 $410,000 $      0    $ 13,773        $103,615          $54,444
President and                1996  373,333  152,152      11,672          44,261           36,867
Chief Executive Officer      1995  350,000  190,612      10,423          59,236           37,111
Dennis R. Wraase             1997 $250,833 $      0    $  3,512        $ 51,408          $28,793
Senior Vice President and    1996  222,667   84,350       3,054          21,953           24,568
Chief Financial Officer      1995  203,000  130,642       2,972          38,627           24,455
William T. Torgerson         1997 $231,667 $      0    $  2,949        $ 28,669          $26,579
Senior Vice President and    1996  210,667   74,300       2,565               0           23,030
General Counsel              1995  197,667  123,263       2,572               0           22,703
Andrew W. Williams           1997 $193,333 $      0    $      0        $      0          $22,834
Vice President               1996  182,333   53,351           0               0           20,420
                             1995  173,667   61,019           0               0           20,805

(1) Other Annual Compensation

  Amounts in this column for each year represent above-market earnings on deferred compensation funded by Company owned life insurance policies held in trust, assuming the expected retirement at age 65. The amounts are reduced if the executive terminates employment prior to age 62 for any reason other than death, total or permanent disability or a change in control of the Company. In the event of a change in control and termination of the participant's employment, a lump sum payment will be made equal to the net present value of the expected payments at age 65 discounted using the Pension Benefit Guaranty Corporation immediate payment interest rate plus one-half of one percent. The Company has purchased such policies on participating individuals under a program designed so that if assumptions as to mortality experience, policy return and other factors are realized, the compensation deferred and the death benefits payable to the Company under such insurance policies will cover all premium payments and benefit payments projected under this program, plus a factor for the use of Company funds.

(2) Long-Term Incentive Plan Payouts

  All amounts in this column represent the value of restricted stock vested under the Company's Executive Restricted Stock Performance Award Program. The amount shown for 1997 consists of 50% of the restricted stock award from the performance cycle ended December 31, 1996 (the "1996 Cycle") and 50% of the restricted stock award from the performance cycle ended December 31, 1995 (the "1995 Cycle"), that vested on January 1, 1998. The amount shown for 1996 consists of 50% of the restricted stock award from the 1995 Cycle and 50% of the restricted stock award from the performance cycle ended December 31, 1994 (the "1994 Cycle"), that vested on January 1, 1997. The amount shown for 1995 consist of 50% of the restricted stock award from the 1995 Cycle and 50% of the restricted stock award from the performance cycle ended on December 31, 1993, that vested on January 1, 1996. The value of the restricted stock was calculated based on the market price of the Common Stock on the day preceding the vesting date.

(3) Restricted Stock

  The number and market value of the non-vested restricted shareholdings at December 31, 1997 for the five named executive officers are: 4,104 shares or $105,806 for Mr. Mitchell, 2,280 shares or $58,781 for Mr. Derrick, 1,131 shares or $29,159 for Mr. Wraase, 1,113 shares or $28,695 for Mr. Torgerson and 2,400 shares or $61,875 for Mr. Williams. In the event of change of control and subsequent termination of employment or diminution of duties, these restricted shareholdings would become vested immediately.

(4) All Other Compensation

  Amounts in this column for 1997 consist of (i) Company contributions to the Savings Plan for Exempt Employees of $7,375 for Messrs. Mitchell, Derrick, Wraase and Torgerson, respectively, and $4,563 for Mr. Williams, (ii) Company contributions to the Executive Deferred Compensation Plan due to Internal Revenue Service limitations on maximum contributions to the Savings Plan for Exempt Employees of $18,503, $11,325, $3,598, $3,300 and $4,388 for Messrs.
Mitchell, Derrick, Wraase, Torgerson and Williams, respectively, (iii) the term life insurance portion of life insurance written on a split-dollar basis of $9,573, $2,761, $1,351, $1,374 and $774 for Messrs. Mitchell, Derrick,
Wraase, Torgerson and Williams, respectively, and (iv) the interest on employer paid premiums for split-dollar life insurance of $42,540, $32,983, $16,469, $14,530 and $13,109 for Messrs. Mitchell, Derrick, Wraase, Torgerson and Williams, respectively. The split-dollar life insurance contract provides death benefits to the executive's beneficiaries of approximately three times the executive's annual salary. The split-dollar program is designed so that, if the assumptions made as to mortality experience, policy return and other factors are realized, the Company will recover all plan costs, including a factor for the use of Company funds. The split-dollar policy provides a cash surrender value to each participant in excess of any premiums paid.

             LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

                          PERFORMANCE OR
                           OTHER PERIOD                    THRESHOLD
                         UNTIL MATURATION     MINIMUM       NUMBER       MAXIMUM
NAME                        OR PAYOUT     NUMBER OF SHARES OF SHARES NUMBER OF SHARES
----                     ---------------- ---------------- --------- ----------------
Edward F. Mitchell...... January 1, 2000          0          2,427        18,280
John M. Derrick, Jr. ... January 1, 2000          0          1,513        11,352
Dennis R. Wraase........ January 1, 2000          0            723         5,425
William T. Torgerson.... January 1, 2000          0            676         3,071
Andrew W. Williams...... January 1, 2000          0            485         3,636

  The above table reflects the share awards available under the Company's Executive Restricted Stock Performance Award Program for the three-year performance cycle beginning January 1, 1997. The Plan provides for the award of performance shares based on the Company's performance relative to the companies included in the Salomon Brothers Electric Utilities index. The awards are based on total return to shareholders over the three-year performance cycle and market-to-book ratios for the same periods. Each of these two performance measures is given equal weight. For a participant to receive the maximum award, the Company must have the highest total return to shareholders and market-to-book ratio as compared to the companies contained in the Salomon Brothers Electric Utilities index. Generally, the Company results must be above the median of the companies contained in the index for a participant to receive any award. Actual grants, if any, will not be determined until the end of the performance cycle and the shares earned based on performance will be paid in cash. No dividends are paid on the performance shares. Total shares granted will reflect reinvested dividends during the performance cycle.

                              PENSION PLAN TABLE

                                       ANNUAL RETIREMENT BENEFITS
                          -----------------------------------------------------
   AVERAGE ANNUAL SALARY                       YEARS IN PLAN
   IN FINAL THREE YEARS   -----------------------------------------------------
      OF EMPLOYMENT          15       20       25       30       35       40
 ------------------------ -------- -------- -------- -------- -------- --------
$150,000................. $ 39,000 $ 53,000 $ 66,000 $ 79,000 $ 92,000 $105,000
$250,000................. $ 66,000 $ 88,000 $109,000 $131,000 $153,000 $175,000
$350,000................. $ 92,000 $123,000 $153,000 $184,000 $214,000 $245,000
$450,000................. $118,000 $158,000 $197,000 $236,000 $276,000 $315,000
$550,000................. $144,000 $193,000 $241,000 $289,000 $337,000 $385,000
$650,000................. $171,000 $228,000 $284,000 $341,000 $398,000 $455,000
$750,000................. $197,000 $263,000 $328,000 $394,000 $459,000 $525,000
$850,000................. $223,000 $298,000 $372,000 $446,000 $521,000 $595,000

  The Company's General Retirement Plan provides participants benefits after five years of service based on the average salary (the term salary being equal to the amounts contained in the Salary column of the Summary Compensation Table) for the final three years of employment and years of credited service under the Plan at time of retirement. Normal retirement under the Plan is at age 65. Plan benefits are subject to an offset for any Social Security benefits. Benefits under the Plan may be reduced under certain provisions of the Internal Revenue Code, as amended, and by salary deferrals under the Company's deferred compensation plans (other than CODA contributions made under the Savings Plan). Where any such limitations occur, the Company will pay (as an operating expense) a retirement supplement to eligible executives designed to maintain total retirement benefits at a formula level of the Plan. In order to attract and retain executives, the Company provides supplemental retirement benefits for executives who retire under the terms of the General Retirement Plan and are at least 59 years of age, which supplement the average salary by adding the average of the highest three annual incentive awards in the last five consecutive years. The annual incentive amounts are equal to the amounts shown in the Bonus column of the Summary Compensation Table. The current age, years of credited service and compensation used to determine retirement benefits (including supplemental benefits) for the above-named officers are as follows: Mr. Mitchell, 66 and 40 years of credit, $839,546; Mr. Derrick, 57 and 36 years of credit, $532,532; Mr. Wraase, 53 and 28 years of credit, $308,227; Mr. Torgerson, 53 and 28 years of credit, $285,821; and Mr. Williams, 48 and 23 years of service, $237,434. Annual benefits at age 65 (including the effect of the Social Security offset) are illustrated in the table above.

                             EMPLOYMENT AGREEMENTS

  An employment agreement between the Company and Mr. Mitchell provides for his continued employment as Chairman of the Company until May 1, 1998 at an annual salary determined by the Board of Directors. The agreement provides for a supplemental retirement benefit payable to Mr. Mitchell (or his surviving spouse) for a period of not less than ten years in an amount equal to the excess of 65% of his final average annual compensation (based upon salary paid or deferred during his final 12 months of employment and the target annual award during his last year of employment) over the benefits to which he is entitled under the Company's General Retirement Plan. The employment agreement also provides for certain additional spouse benefits, and for the provision by the Company of supplemental life insurance for Mr. Mitchell following his retirement.

  Messrs. Derrick, Torgerson and Wraase have entered into employment agreements with the Company that provide for each executive's employment through August 1, 2000, and that automatically extend for successive periods of five years thereafter unless the Company or the executive has given one year's prior notice that it shall not be so extended. Each of the employment agreements provides that the executive (i) will receive an annual base salary in an amount not less than his salary in effect as of August 1, 1995, and incentive compensation as determined by the Company's Board and (ii) will be entitled to participate in retirement and other benefit plans, and receive fringe benefits, on the same basis as other senior executives of the Company.

  Under each of the employment agreements with Messrs. Derrick, Torgerson and Wraase, the executive is entitled to certain benefits if his employment is terminated prior to the expiration of the initial term of the agreement (or as extended) either (i) by the Company other than for cause, death or disability or (ii) by the executive if his salary is reduced, he is not in good faith considered for incentive awards, the Company fails to provide him with retirement, other benefit plans and fringe benefits provided to other similarly situated executives, he is required to relocate by more than 50 miles from Washington, D.C., or he is demoted from a senior management position. These benefits include a lump sum payment in cash equal to the sum of (i) the greater of (A) the present value of the executive's annual base salary (the highest base salary in effect during the three-year period preceding termination) and annual cash incentive awards (calculated based on the highest annual incentive target award during the three-year period preceding termination) through the remainder of the agreement (not to exceed three years) or (B) two times the executive's annual salary and target annual incentive award as in effect at the time of termination, (ii) the executive's annual cash incentive award for the year preceding termination of employment, if not yet paid, and (iii) a pro rata portion of the executive's annual cash incentive award for the year in which the executive's employment terminates. In addition, the executive will be entitled to receive certain supplemental retirement benefits under existing plans of the Company, the same benefits that a retiree who has attained age 55 and has completed 30 years of service would be entitled, and a continuation of premium payments under the Company's split dollar life insurance policy.

  Mr. Williams has entered into a Severance Agreement which has an initial term until August 1, 1998 and automatically extends for successive three-year periods thereafter, unless the Chief Executive Officer of the Company (or a successor company) has given notice that it shall not be so extended. The Severance Agreement provides for the payment of severance benefits to the executive if, within two years following a change in control of the Company, any of the following events occur: (i) termination of the employment of the executive by the Company (or a successor company), other than for cause, death, disability or voluntary normal retirement; (ii) termination of employment by the executive for "good reason," defined as the assignment of duties materially inconsistent with the executive's duties prior to a change in control or a material reduction or alteration of his duties, a reduction in the executive's salary or relocation of the executive by more than 50 miles;
(iii) the failure or refusal by a successor company to assume the Company's obligations under the agreement; or (iv) a material breach of the agreement by the Company (or a successor company). In addition, the executive is entitled to severance benefits upon (i) the termination of the executive's employment without cause "in contemplation of," but prior to, a change in control or (ii) the occurrence of an event, "in contemplation of," but prior to a change in control, constituting "good reason" followed by the executive's voluntary termination of employment within two years after a change in control.

  The severance benefits consist of: (i) an amount in cash equal to two times the executive's annual base salary (in effect at the time of termination) and annual bonus (average of annual target bonuses during the three years prior to termination) paid in 24 equal monthly installments and (ii) certain welfare benefits for a three-year period after the date of termination. If the foregoing benefits, when taken together with any other payments to the executive, result in the imposition of the excise tax on excess parachute payments and the loss of a tax deduction to the Company (or a successor company), and the net after-tax benefits to the executive attributable to the severance payment would not exceed by $10,000 or more the net after-tax benefits accruing to the executive if he was paid the maximum amount that would not trigger the excise tax, then the severance benefits and benefits payable under other plans will be reduced to the maximum amount that would not trigger the excise tax.

          HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Human Resources Committee of the Board of Directors is composed entirely of independent, non-employee directors. The Committee's role includes review of the performance of elected officers and other executives in connection with executive compensation programs designed to provide a strong and direct link between compensation, executive performance and the current and long-term level of Company performance. The Committee recommends specific officer salaries to the Board of Directors. The Committee also establishes and recommends to the Board performance guidelines under the Executive Incentive Compensation Plan, approves payments made pursuant to that Plan and recommends the structure of compensation and amounts of awards under the Long-Term Incentive Plan. The Committee also reviews other elements of compensation and benefits, making recommendations to the Board as appropriate. The Committee carries out these responsibilities with assistance from consulting firms and with such input from the Chief Executive Officer and management as it deems appropriate.

Officer Compensation Philosophy

  The Company's compensation philosophy reflects a commitment to attract and retain key executives with a program which compensates executive officers competitively with other companies in the industry while rewarding executives for achieving levels of operational excellence and financial results which result in growth in shareholder value. The Company's compensation policy is to provide a total compensation opportunity comparable to the median compensation levels of the companies which comprised the Salomon Brothers Electric Utilities index, at the time it was last published, which index has been replicated by the Company (the "Index"). The relationship between pay and performance is reinforced by aligning the peer group used for compensation comparison purposes with the same industry peer group used for purposes of comparing total shareholder return.

  The compensation program for officers consists of base salary, annual incentive and, for senior officers, long-term incentive components. The combination of these three elements balances short- and long-term business performance goals and aligns officer financial rewards with Company operating results and shareholder return. Total compensation for any specific year may be above the median for the peer group in the event performance exceeds goals, or below the median if performance falls short of goals.

  Annual incentive awards are earned based on the Company's financial and operational plans and results, including annual earnings. Prior to January 1, 1997, long-term incentive awards had been in the form of shares of Company stock (Restricted Shares) which will be awarded at the end of each three-year cycle based upon meeting pre-established goals based on relative shareholder return. Restricted Shares, if any, awarded under the long-term incentive program will vest on the basis of continued service (with provision for immediate vesting in the event of death, disability or retirement). As reported on page 7 herein, a performance cycle covering the years 1997 through 1999 was approved during 1997 with awards, if any, to be determined in 2000. The Plan was changed to a Performance Share plan rather than Restricted Stock since the Company's Long-Term Incentive Plan provided that no additional restricted stock awards could be made after July 1, 1996. The new Plan will pay in cash at the end of the performance cycle amounts earned during the performance period. The officer compensation program is structured so that between 36 and 48 percent of the total compensation opportunity consists of incentive compensation.

  The Omnibus Budget Reconciliation Act of 1993 included a provision limiting the deductibility of certain executive compensation. For 1997, all compensation earned by the Company's five highest paid officers was completely deductible. In the future the Committee will, considering the best interests of the Company and its shareholders, use its best judgment to continue the complete tax deductibility of the compensation paid to its officers.

Officer Salaries

  The Committee determines base salary ranges for executive officers based upon competitive pay practices. Officer salaries correspond to approximately the median of the companies in the Index. Mr. Mitchell, who served as Chief Executive Officer until October 23, 1997, was awarded a 9.7% salary increase on March 1, 1997 after the Committee's compensation assessment within the philosophy and framework outlined above and in consideration of the Company's performance in 1996. Mr. Derrick was elected Chief Executive Officer effective October 23, 1997 and no salary adjustment was made to reflect this change in responsibilities.

Executive Incentive Compensation Plan

  In 1983 the Board of Directors established the Executive Incentive Compensation Plan for Company officers and senior executives. Under the plan guidelines, awards for the Chairman, Vice Chairman and President are based upon the Company's progress in achieving plan goals; awards for other officers are based on a combination of corporate goals and individual goals established at the beginning of the year. No awards for performance in 1997 were made.

Long-Term Incentive Plan

  In 1991 the Board of Directors adopted an Executive Restricted Stock Performance Award Program pursuant to the Long-Term Incentive Plan.

  The fourth performance cycle under the Executive Restricted Stock Performance Award Program covered the three-year period 1995 through 1997. The maximum shares available for award were determined at the beginning of the cycle, based upon the year-end 1994 market price of Company stock and each participant's salary at that date, and provision was made for increasing such maximum available shares by the addition of shares for the reinvestment of dividends on Company stock. In January 1998 the Performance Cycle 4 award formula was applied and awards were made to eligible participants. Pursuant to the formula, shares awarded were based upon two equally weighted measures of the Company's relative ranking among the companies comprising the Index over the three-year cycle: (1) total shareholder return and (2) market-to-book ratio. For the three-year cycle, the total shareholder return for the Company ranked 30th in shareholder return for the 62 companies comprising the Index, resulting in 56% of the maximum award for this measure. For the three-year cycle, the Company's average market-to-book ratio rank was 31st compared to the 64 companies comprising the Index, resulting in 53.3% of the maximum award for this measurement. As a result, pursuant to the plan formula, Mr. Mitchell was awarded 15,353 shares, or 54.7% of his total award potential. Mr. Derrick was awarded 9,596 shares, or 54.7% of his total award potential. Subject to the participants' continued employment, 50% of the shares earned for the 1995 through 1997 cycle will vest on January 1, 1999 and the remaining 50% will vest on January 1, 2000.

                                         HUMAN RESOURCES COMMITTEE
                                          A. James Clark, Chairman
                                          Richard E Marriott
                                          David O. Maxwell
                                          Ann D. McLaughlin
                                          Peter F. O'Malley
                           PERFORMANCE PRESENTATION

  The following chart compares PEPCO's five year cumulative total return to shareholders consisting of the change in stock price and reinvestment of dividends with the five year cumulative total return on the Salomon Brothers Electric Utilities index, the EEI 100 Index of Investor-owned Electrics and the Dow Jones Utilities index.



                       [PERFORMANCE GRAPH APPEARS HERE]

                                               Salomon     Dow
Measurement Period                             Brothers    Jones        EEI 100
(Fiscal Year Covered)        PEPCO             Electric    Utilities    Index
---------------------        ---------------   ---------   ----------   -------
Measurement Pt-12/31/1992    $100              $100        $100         $100
FYE 12/31/1993               $119              $112        $113         $111
FYE 12/31/1994               $ 89              $ 98        $ 97         $ 98
FYE 12/31/1995               $137              $129        $129         $129
FYE 12/31/1996               $143              $130        $130         $130
FYE 12/31/1997               $153              $165        $165         $166

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors of the Company appointed Price Waterhouse LLP as Independent Public Accountants for the Company for the year 1997 and, upon recommendation of the Audit Committee of the Board, has reappointed the firm for 1998. A representative of Price Waterhouse LLP is expected to attend the Annual Meeting and will be given the opportunity to make a statement and to respond to appropriate questions.

                          2. LONG-TERM INCENTIVE PLAN

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 2.

  The Board of Directors of the Company (the "Board") has adopted a Long-Term Incentive Plan (the "Plan" or "LTIP") for key employees (including officers) and directors of the Company and its subsidiaries, subject to approval by the affirmative vote of the holders of a majority of the number of shares of Common Stock present in person or by proxy at the meeting. The Company's former Long-Term Incentive Plan provided that no additional awards could be made after July 1, 1996.

The continuing growth and development and financial success of the Company and its subsidiaries are dependent upon ensuring the best possible management. The Board believes the Plan will be an important aid to the Company in attracting and retaining individuals of outstanding abilities and in rewarding them for the continued profitable performance of the Company and its subsidiaries. A summary of the principal provisions of the Plan is set forth below. Please read this information in conjunction with the full text of the Plan, which is attached as Appendix 1 to this Proxy Statement.

OBJECTIVE

  The objective of the LTIP is to increase shareholder value by providing a long-term incentive to reward officers, key employees and directors of the Company and its subsidiaries for the profitable performance of the Company and its subsidiaries, and to increase the ownership of Common Stock by such individuals.

SHARES AVAILABLE UNDER THE PLAN

  The number of shares of Common Stock that may be granted to participants under the proposed LTIP is 5,000,000. If an award lapses or the participant's rights with respect to an award otherwise terminate, any shares of Common Stock subject to such award will again be available for future awards under the LTIP.

ADMINISTRATION

  The LTIP will be administered by the Board. The LTIP gives the Board broad authority to determine the persons to whom, and the times at which, awards will be granted or lapse under the LTIP, the types of awards to be granted, the number of shares of Common Stock to be covered by each award, and all other terms and conditions for awards granted under the LTIP.

PARTICIPATION

  Each officer or key employee of the Company or its subsidiaries designated by the Board will be eligible to participate in the LTIP. Non-employee directors will receive a non-qualified stock option for 1,000 shares of Common Stock on or about May 1 of each year. Currently, approximately 14 officers, 14 other key employees and 9 directors of the Company would be eligible to participate in the LTIP.

AWARDS

  Under the LTIP, the following types of awards may be granted from time to time by the Board:

  RESTRICTED STOCK. The Board may grant awards of Common Stock bearing restrictions ("Restricted Stock") prohibiting a participant's transfer of the Restricted Stock until the lapse of a restriction period. No consideration is payable by the participant as a result of the grant. The Board may establish the terms and conditions of each grant, including the restriction period (which will be not less than one and not more than 10 years), whether dividends will be paid currently or accumulated and the form of any dividend payment, and may also condition the awards on the completion of a specified period of service or on attainment, during a performance period established by the Board, of one or more performance objectives established by the Board. Performance objectives, which may vary from participant to participant, are determined by the Board and may include, but are not limited to, the performance of the participant, the Company, one or more of its subsidiaries, or any combination thereof. On completion of the restriction period and attainment of any performance objectives, the restrictions will expire with respect to one or more shares of Restricted Stock. If target performance objectives are exceeded, the Board may award additional Common Stock to a participant.

  OPTIONS. The Board may grant either incentive stock options ("ISO") that are qualified under Section 422 of the Code or options not intended to qualify under Section 422 of the Code ("Nonqualified Options"). No consideration is payable by the participant as a result of the grant. The Board may establish the terms and conditions of each grant; PROVIDED, HOWEVER, that an option to purchase a share of Common Stock may not be granted with an exercise price of less than 100% of the fair market value of a share of Common Stock on the grant date. Further, the period during which the options are exercisable will not exceed 10 years from the date of grant. In the Board's discretion, the exercise price may be paid in cash, shares of Common Stock, or both.

  PERFORMANCE UNITS. The Board may make performance awards payable in cash, Common Stock or both, upon attainment during a performance period established by the Board, of one or more performance objectives established by the Board. Performance objectives, which may vary from participant to participant, are determined by the Board and may include, but are not limited to, the performance of the participant, the Company, one or more of its subsidiaries, or any combination thereof.

  STOCK APPRECIATION RIGHTS. The Board may grant awards of stock appreciation rights in conjunction with an option or as a separate award. No consideration is payable by the participant as a result of the grant. The Board may establish the terms and conditions of each grant; PROVIDED, HOWEVER, the period during which the rights are exercisable may not exceed 10 years.

  Stock appreciation rights provide the right to receive a payment in cash, Common Stock, or both in the Board's discretion. If a grant is in conjunction with an option, the option must be surrendered, and the amount of the payment will be determined, in the Board's sole discretion, based on (i) the excess of the fair market value of the Common Stock at the date of exercise over the option price or (ii) the excess of the book value of the Common Stock at the date of exercise over the book value of the Common Stock at the date the underlying option was granted. If a grant is not in conjunction with an option, the payment will be determined, in the Board's sole discretion, based on (i) the excess of the fair market value of the Common Stock at the date of exercise over the fair market value of the Common Stock at the date of grant of the stock appreciation right or (ii) the excess of the book value of the Common Stock at the date of exercise over the book value of the Common Stock at the date of grant of the stock appreciation right.

  DIVIDEND EQUIVALENTS. The Board may grant awards of dividend equivalents in conjunction with an option, a separately awarded stock appreciation right, performance units or awards of additional Common Stock if performance-based Restricted Stock target performance objectives are exceeded. No consideration is payable by the participant as a result of the grant. Each dividend equivalent entitles the participant to receive an amount, at such times and in a form and manner in the Board's discretion, equal to the dividend actually paid with respect to a share of Common Stock on each dividend payment date from the date of grant until the dividend equivalent lapses. Dividend equivalents will lapse at a date no later than the date the underlying award lapses or is exercised.

ACCELERATED AWARD

  If a participant is terminated as an employee or director or suffers a dimunition of responsibility, authority, position or salary following a change in control of the Company, a participant with an outstanding restricted stock or performance unit award will be entitled to an accelerated, prorated payout, and any outstanding option or stock appreciation right award will be immediately exercisable. If the original award provided for payment in Common Stock, any required payout will be made in Common Stock. For purposes of the LTIP, the term "change in control" means (i) the purchase or acquisition by any person, entity or group of persons (within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of the Company's then outstanding shares of voting securities, or (ii) the approval by the shareholders of the Company of a merger or consolidation with respect to which persons who were shareholders of the Company immediately prior to such merger or consolidation do not, immediately thereafter, own more than 70% of the combined voting power of the merged or consolidated entity's then outstanding securities, or (iii) a liquidation of the Company or the sale of substantially all of its assets, or (iv) within a 24-month period, a change of more than one-half of the members of the Board whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least 2/3 of the directors who were directors at the beginning of the period or whose election or nomination was previously so approved.

TAX WITHHOLDING

  The Company or its subsidiaries may withhold any applicable federal, state or local taxes upon payment under an award. Subject to any applicable law, if payment under an award is to be made in Common Stock, the Board may in its discretion permit or require a participant to satisfy any withholding or other taxes payable through (i) the payment of cash by the participant to the Company or its subsidiaries, (ii) the retention by the Company or its subsidiaries of shares of Common Stock or (iii) the delivery by the participant to the Company or its subsidiaries of Common Stock owned by the participant. Special rules apply to participants subject to the reporting requirements of Section 16(a) of the Exchange Act.

FEDERAL INCOME TAX CONSEQUENCES

  The federal income tax consequences of an award under the LTIP depend on the type of award, as discussed below:

  RESTRICTED STOCK. The grant of Restricted Stock does not result in taxable income to a participant or a tax deduction for the Company. At the time the restrictions expire, however, a participant will realize ordinary taxable income in an amount equal to the fair market value of the Common Stock on the date the restrictions expire, and the Company will be entitled to a corresponding deduction. In addition, during or after the restriction period (depending on whether the dividends are paid to the individuals or accumulated), a participant will be taxed on the dividends paid with respect to Restricted Stock as compensation, and the Company will be entitled to a corresponding deduction.

  INCENTIVE STOCK OPTIONS. ISOs under the Plan are intended to meet the requirements of Section 422 of the Code. The grant of an ISO does not result in taxable income to the participant or a tax deduction for the Company. The exercise of an ISO will not result in ordinary taxable income to the participant (although the difference between the exercise price and the fair market value of the Common Stock subject to the option may result in alternative minimum tax liability to the participant) and the Company will not be allowed a deduction at any time in connection with such award, if the following conditions are met: (i) at all times during the period beginning with the date of grant and ending on the day three months before the date of exercise, the participant is an employee of the Company or of a subsidiary; and (ii) the participant makes no disposition of Common Stock within two years from the date of grant nor within one year after the Common Stock is transferred to the participant. The three-month period is extended to one year in the event of disability and is waived in the event of death of the participant. If the Common Stock is sold by the participant after meeting these conditions, any gain realized over the exercise price ordinarily will be treated as long-term capital gain, and any loss will be treated as long-term capital loss, in the year of the sale.

  If the participant fails to comply with the employment or holding period requirements discussed above, the participant will recognize ordinary taxable income in an amount equal to the lesser of (i) the excess of the fair market value of the Common Stock on the date of exercise over the exercise price or
(ii) the excess of the amount realized upon such disposition over the exercise price. If the participant realizes ordinary taxable income on account of such a disqualifying disposition (described above), a corresponding deduction will be allowed to the Company for the same year.

  NONQUALIFIED STOCK OPTIONS. The grant of a Nonqualified Option does not result in taxable income to the participant or a tax deduction for the Company. Upon exercise of a nonqualified stock option, the participant will realize compensation taxable as ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Common Stock on the date of exercise, and the Company will be entitled to a corresponding deduction for the same year. The participant's basis in such shares will be the fair market value on the date income is realized, and when the participant disposes of the shares he or she will recognize capital gain or loss, either long-term or short-term, depending on the holding period of the shares.

  STOCK APPRECIATION RIGHTS. The grant of a stock appreciation right does not result in taxable income to the participant or a tax deduction for the Company. Upon exercise of a stock appreciation right, the participant will realize ordinary taxable income in an amount equal to the excess of the fair market value of the Common Stock or cash received over any amount paid by the participant upon exercise, and the Company will be entitled to a corresponding deduction for the same year.

  PERFORMANCE UNITS. The grant of a performance unit does not result in taxable income to the participant or a tax deduction for the Company. Upon the expiration of the applicable award cycle and receipt of the Common Stock distributed in payment of the award or an equivalent amount of cash, the participant will realize ordinary taxable income equal to the full fair market value of the shares delivered or the amount of cash paid. At that time, the Company generally will be allowed a corresponding tax deduction equal to the compensation taxable to participant.

  Accounting principles require that restricted share awards be charged against earnings on a pro rata basis over the restriction period and will be based on the value of the stock at the date of grant. Under the terms of the LTIP, the granting of ISOs or Nonqualified Options, without accompanying stock appreciation rights, will not require a charge against earnings. The granting of stock appreciation rights, however, will require that earnings be charged over the specified award period for any appreciation in the value of the underlying stock subsequent to the date of grant.

PLAN BENEFITS

  It cannot be determined at this time what benefits or amounts, if any, would be received by or allocated to any key employee or officer under the LTIP if it is adopted. All such determinations would be made by the Board in the future pursuant to its authority to administer the Plan.

  Approval of the Plan requires approval by the holders of a majority of the shares of Common Stock of the Company present in person or by proxy and entitled to vote at the meeting. Abstentions and broker non-votes will be deemed present and entitled to vote but will not be counted as a vote either for or against this proposal. If no voting instructions are given, a properly executed proxy will be voted for this proposal.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADOPTION OF THIS PLAN, SET FORTH AS ITEM 2 ON THE PROXY.

                            3. SHAREHOLDER PROPOSAL

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 3.

  Mrs. Evelyn Y. Davis, Watergate Office Building, Suite 215, 2600 Virginia Avenue, N. W., Washington, D.C. 20037, who on the Record Date was the record holder of 200 shares of the Company's Common Stock, has notified the Company of her intention to present the following proposal for action at the meeting:

  RESOLVED: "That the shareholders of PEPCO recommend that the Board of Directors take the necessary steps to reinstate the election of directors ANNUALLY, instead of the staggered system which was recently adopted."

  The following statement has been supplied by the shareholder submitting this proposal:

  REASONS: "Until recently, directors of PEPCO were elected annually by all shareholders."

  "The great majority of New York Stock Exchange listed corporations elect all their directors each year."

  "This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board."

  "Last year the owners of 28,159,771 shares, representing 33.7% of shares voting, voted FOR this proposal."

  "If you AGREE, please mark your proxy FOR this resolution."

                          END OF SUPPORTING STATEMENT

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL, SET FORTH AS ITEM 3 ON THE PROXY.

  Mrs. Davis has submitted this proposal at each of the Company's last nine Annual Meetings. In each instance, the proposal was defeated.

  The Board of Directors believes that this proposal is not in the best interests of the Company and its shareholders. The Board believes that the present system which has been in place since 1987, providing for the election of directors for three-year terms on a staggered basis rather than one-year terms, has enhanced the continuity and stability in the composition of and in the policies formulated by the Company's Board of Directors. The Board also believes that this, in turn, has permitted it to represent more effectively the interests of all shareholders.

  In order to be adopted, the shareholder proposal requires the vote of the holders of a majority of the shares of Common Stock present and entitled to vote at a meeting of shareholders at which a quorum is present. Abstentions and broker non-votes will be deemed present and entitled to vote but will not be counted as a vote either for or against this proposal. If no voting instructions are given, a properly executed proxy will be voted against the shareholder proposal.

                            4. SHAREHOLDER PROPOSAL

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 4.

  Mr. John A. Coleman, 6514 Palisades Drive, Centreville, Virginia 22020, who on the Record Date was the record holder of 400 shares of the Company's Common Stock, has notified the Company of his intention to present the following proposal for action at the meeting:

  "BE IT RESOLVED: That the stockholders of Potomac Electric Power Co. (PEPCO), ("Company"), assembled in annual meeting in person and by proxy, hereby request that the Board of Directors to take the steps necessary to provide for CUMULATIVE VOTING in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number shares he or she owns, multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more candidates as he or she may see fit."

  The following statement has been supplied by the shareholder submitting this proposal:

                             SUPPORTING STATEMENT:

  "Cumulative voting is one of the few ways stockholders can attempt to elect members who they believe represent their views.

  "Cumulative voting maximizes a stockholder's voting power by allowing him or her to concentrate their votes for a single nominee or combination of nominees. For example, PEPCO has a Classified Board, which means that only four directors are elected in any given year. Without cumulative voting, the owners of 13% of the company's stock do not have a realistic chance of electing a director. They would only be able to cast their 13% for each nominee. However, with cumulative voting, those same owners would be able to actually elect a nominee by lumping all of their votes for that nominee.

  "Even if dissident stockholders do not have enough votes to elect nominees, cumulative voting ensures that management and the Board will consider their views.

  "WE URGE YOU TO VOTE FOR THIS PROPOSAL."

                          END OF SUPPORTING STATEMENT

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL, SET FORTH AS ITEM 4 ON THE PROXY.

  The Board of Directors believes that this proposal is not in the best interests of the Company and its shareholders. The Board supports the present system, whereby directors of the Company are elected by majority vote. Cumulative voting makes it possible for an individual or a group of individuals to elect one or more directors who are more likely to focus on narrow concerns and not on those of the Company as a whole. The proponent of this proposal is the Vice President of Local 1900 of the International Brotherhood of Electrical Workers which represents certain of the Company's employees. The Board remains committed to the view that the present system of voting for directors provides the best assurance that the decisions of the directors will be in the best interest of the Company and all of its shareholders, and not for the benefit of any one shareholder or group of shareholders.

  In order to be adopted, the shareholder proposal requires the vote of the holders of a majority of the shares of Common Stock present and entitled to vote at a meeting of shareholders at which a quorum is present. Abstentions and broker non-votes will be deemed present and entitled to vote but will not be counted as a vote either for or against this proposal. If no voting instructions are given, a properly executed proxy will be voted against the shareholder proposal.

                       RECEIPT OF SHAREHOLDER PROPOSALS

  Shareholder proposals must be received by the Company by November 4, 1998 for inclusion in the proxy material for next year's Annual Meeting.

              5. OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

  The Board of Directors knows of no other matters which are likely to be brought before the meeting. However, if any other matter should properly come before the meeting, it is the intention of the individuals named in the enclosed proxy to exercise the power conferred by the proxy to vote it in accordance with their judgment on such matter.

                               ----------------

  The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by officers, directors and regular employees of the Company personally, by telephone or by facsimile. The Company will reimburse banks and brokers for certain costs incurred in forwarding proxy materials to beneficial owners.

                                                                     APPENDIX 1

            POTOMAC ELECTRIC POWER COMPANYLONG-TERM INCENTIVE PLAN

  1. OBJECTIVE. The objective of this Plan is to increase shareholder value by providing a long-term incentive to reward officers, key employees, and Directors of the Company and its Subsidiaries, who are mainly responsible for the continued growth, development, and financial success of the Company and its Subsidiaries, for the profitable performance of the Company and its Subsidiaries. The Plan is also designed to permit the Company and its Subsidiaries to retain talented and motivated officers, key employees, and Directors and to increase their ownership of Company common stock.

  2. DEFINITIONS. All singular terms defined in this Plan will include the plural and VICE VERSA. As used herein, the following terms will have the meaning specified below:

   "Award" means, individually or collectively, Restricted Stock, Options, Performance Units, Stock Appreciation Rights, or Dividend Equivalents granted under this Plan.

   "Board" means the Board of Directors of the Company.

   "Book Value" means the book value of a share of Stock determined in accordance with the Company's regular accounting practices as of the last business day of the month immediately preceding the month in which a Stock Appreciation Right is exercised as provided in Section 10.

   "Code" means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code will be deemed to include any amendments or successor provisions to such section and any regulations promulgated thereunder.

   "Company" means Potomac Electric Power Company, a District of Columbia and a Virginia corporation, or its successor, including any "New Company" as provided in Section 14I.

   "Date of Grant" means the date on which the granting of an Award is authorized by the Board or such later date as may be specified by the Board in such authorization.

   "Date of Retirement" means the date of Retirement or Early Retirement applicable to a Participant.

   "Director" means a member of the Board.
   "Disability" means the determination that a Participant is "disabled" under the Company disability plan in effect at that time.

   "Dividend Equivalent" means an award granted under Section 11.

   "Early Retirement" means retirement prior to the Normal Retirement Date.

   "Earned Performance Award" means an actual award of a specified number of Performance Units (or shares of Restricted Stock, as the context requires) which the Board has determined have been earned and are payable (or, in the case of Restricted Stock, earned and with respect to which restrictions will lapse) for a particular Performance Period.

   "Eligible Employee" means any person employed by the Company or a Subsidiary on a regularly scheduled basis who satisfies all of the requirements of Section 5.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Exercise Period" means the period or periods during which a Stock Appreciation Right is exercisable as described in Section 10.

   "Fair Market Value" means the average of the highest and lowest price at which the Stock was sold the regular way on the New York Stock Exchange-Composite Transactions on a specified date.

   "Incentive Stock Option" means an incentive stock option within the meaning of Section 422 of the Code.

   "Normal Retirement Date" is the earliest date as described in the Pension Plan when a Participant is entitled to an unreduced retirement benefit under such plan.

   "Option" or "Stock Option" means either a nonqualified stock option or an incentive stock option granted under Section 8.

   "Option Period" or "Option Periods" means the period or periods during which an Option is exercisable as described in Section 8.

   "Participant" means an employee or Director of the Company or a Subsidiary who has been granted an Award under this Plan.

   "Pension Plan" means the applicable qualified or nonqualified retirement or pension plan of the Company or its Subsidiaries as may be amended from time to time which covers the Participant.

   "Performance-Based" means that in determining the amount of a Restricted Stock Award payout, the Board will take into account the performance of the Participant, the Company, one or more Subsidiaries, or any combination thereof.

   "Performance Period" means a period of time, established by the Board at the time an Award is granted, during which corporate and/or individual performance is measured.

   "Performance Unit" means a unit of measurement equivalent to such amount or measure as defined by the Board which may include, but is not limited to, dollars, market value shares, or book value shares.

   "Plan" means the Potomac Electric Power Company Long-Term Incentive Plan as set forth herein.

   "Reporting Person" means a Participant who is subject to the reporting requirements of Section 16(a) of the Exchange Act.

   "Restricted Stock" means an Award granted under Section 7.

   "Retirement" means retirement on or after the "Normal Retirement Date" (as such term is defined in the Pension Plan or a Subsidiary's retirement or pension plan).

   "Service-Based" means that in determining the amount of a Restricted Stock Award payout, the Board will take into account only the period of time that the Participant performed services for the Company or its Subsidiaries since the Date of Grant.

   "Stock" means the common stock of the Company.

   "Stock Appreciation Right" means an Award granted under Section 10.

   "Subsidiary(ies)" means any corporation of which 20% or more of its outstanding voting stock or voting power is beneficially owned, directly or indirectly, by the Company.

   "Target Performance Award" means a targeted award of a specified number of Performance Units (or shares of Restricted Stock, as the context requires) which may be earned and payable (or, in the case of Restricted Stock, earned and with respect to which restrictions will lapse) based upon the performance objectives for a particular Performance Period, all as determined by the Board. The Target Performance Award will be a factor in the Board's ultimate determination of the Earned Performance Award.

   "Termination" means resignation or discharge as a Director or resignation or discharge from employment with the Company or any of its Subsidiaries except in the event of death, Disability, Retirement or Early Retirement.

  3. EFFECTIVE DATE, DURATION AND STOCKHOLDER APPROVAL.

  A. EFFECTIVE DATE AND STOCKHOLDER APPROVAL. Subject to the approval of the Plan by a majority of the outstanding shares of common stock of Potomac Electric Power Company voted in person or by proxy at the 1998 meeting of its stockholders, the Plan will be effective May 1, 1998.

  B. PERIOD FOR GRANTS OF AWARDS. Awards may be made as provided herein for a period of 10 years after May 1, 1998.

  C. TERMINATION. The Plan will continue in effect until all matters relating to the payment of outstanding Awards and administration of the Plan have been settled.

  4. PLAN ADMINISTRATION. The Board is the Plan Administrator and has sole authority (except as specified otherwise herein) to determine all questions of interpretation and application of the Plan, or of the terms and conditions pursuant to which Awards are granted, exercised or forfeited under the Plan provisions, and, in general, to make all determinations advisable for the administration of the Plan to achieve its stated objective. Such determinations shall be final and not subject to further appeal.

  5. ELIGIBILITY. Each officer or key employee of the Company and its Subsidiaries (including officers or employees who are members of the Board, but excluding directors who are not officers or employees) may be designated by the Board as a Participant, from time to time, with respect to one or more Awards. In addition, each Director who is not an employee may be granted options under Section 8 of the Plan which are non-qualified stock options. No officer or employee of the Company or its Subsidiaries shall have any right to be granted an Award under this Plan.

  6. GRANT OF AWARDS AND LIMITATION OF NUMBER OF SHARES AWARDED. The Board may, from time to time, grant Awards to one or more Eligible Employees and may grant awards in the form of non-qualified stock options to Directors, provided that (i) subject to any adjustment pursuant to Section 14H, the aggregate number of shares of Stock subject to Awards under this Plan may not exceed five million (5,000,000) shares; (ii) to the extent that an Award lapses or the rights of the Participant to whom it was granted terminate, any shares of Stock subject to such Award shall again be available for the grant of an Award under the Plan; and (iii) shares delivered by the Company under the Plan may be authorized and unissued Stock, Stock held in the treasury of the Company, or Stock purchased on the open market (including private purchases) in accordance with applicable securities laws.

  7. RESTRICTED STOCK AWARDS.

  A. GRANTS OF RESTRICTED SHARES. One or more shares of Restricted Stock may be granted to any Eligible Employee. The Restricted Stock will be issued to the Participant on the Date of Grant without the payment of consideration by the Participant. The Restricted Stock will be issued in the name of the Participant and will bear a restrictive legend prohibiting sale, transfer, pledge or hypothecation of the Restricted Stock until the expiration of the restriction period.

  The Board may also impose such other restrictions and conditions on the Restricted Stock as it deems appropriate, and will designate the grant as either a Service-Based or Performance-Based Award.

  Upon issuance to the Participant of the Restricted Stock, the Participant will have the right to vote the Restricted Stock, and subject to the Board's discretion, to receive the cash dividends distributable with respect to such shares, with such dividends treated as compensation to the Participant. The Board, in its sole discretion, may direct the accumulation and payment of distributable dividends to the Participant at such times, and in such form and manner, as determined by the Board.

  B. SERVICE-BASED AWARD.

  i. RESTRICTION PERIOD. At the time a Service-Based Restricted Stock Award is granted, the Board will establish a restriction period applicable to such Award which will be not less than one year and not more than ten years. Each Restricted Stock Award may have a different restriction period, at the discretion of the Board.

  ii. FORFEITURE OR PAYOUT OF AWARD. In the event a Participant ceases employment during a restriction period, a Restricted Stock Award is subject to forfeiture or payout (i.e., removal of restrictions) as follows: (a) Termination--the Restricted Stock Award is completely forfeited; (b) Retirement, Disability or death--payout of the Restricted Stock Award is prorated for service during the period; or (c) Early Retirement--if at the Participant's request, the payout or forfeiture of the Restricted Stock Award is determined at the discretion of the Board, or if at the Company's request, payout of the Restricted Stock Award is prorated for service during the period; provided, however, that the Board may modify the above if it determines in its sole discretion that special circumstances warrant such modification.

  Any shares of Restricted Stock which are forfeited will be transferred to the Company.

  Upon completion of the restriction period, all Award restrictions will expire and new certificates representing the Award will be issued (the payout) without the restrictive legend described in Section 7A.

  C. PERFORMANCE-BASED AWARD.

  i. RESTRICTION PERIOD. At the time a Performance-Based Restricted Stock Award is granted, the Board will establish a restriction period applicable to such Award which will be not less than one year and not more than ten years. Each Restricted Stock Award may have a different restriction period, at the discretion of the Board. The Board will also establish a Performance Period.

  ii. PERFORMANCE OBJECTIVES. The Board will determine, no later than 90 days after the beginning of each Performance Period, the performance objectives for each Participant's Target Performance Award and the number of shares of Restricted Stock for each Target Performance Award that will be issued on the Date of Grant. Performance objectives may vary from Participant to Participant and will be based upon such performance criteria or combination of factors as the Board deems appropriate, which may include, but not be limited to, the performance of the Participant, the Company, one or more Subsidiaries, or any combination thereof. Performance Periods may overlap and Participants may participate simultaneously with respect to Performance-Based Restricted Stock Awards for which different Performance Periods are prescribed.

  If, during the course of a Performance Period, significant events occur as determined in the sole discretion of the Board, which the Board expects to have a substantial effect on a performance objective during such period, the Board may revise such objective.

  iii. FORFEITURE OR PAYOUT OF AWARD. As soon as practicable after the end of each Performance Period, the Board will determine whether the performance objectives and other material terms of the Award were satisfied. The Board's determination of all such matters will be final and conclusive.

  As soon as practicable after the later of (i) the date the Board makes the above determination, or (ii) the completion of the restriction period, the Board will determine the Earned Performance Award for each Participant. Such determination may result in forfeiture of all or some shares of Restricted Stock (if Target Performance Award performance objectives were not attained), or the issuance of additional shares of Stock (if Target Performance Award performance objectives were exceeded), and will be based upon such factors as the Board determines in its sole discretion, but including the Target Performance Award performance objectives.

  In the event a Participant ceases employment during a restriction period, the Restricted Stock Award is subject to forfeiture or payout (i.e., removal of restrictions) as follows: (a) Termination -- the Restricted Stock Award is completely forfeited; (b) Retirement, Disability or death -- payout of the Restricted Stock Award is prorated taking into account factors including, but not limited to, service during the period and the performance of the Participant during the portion of the Performance Period before employment ceased; or (c) Early Retirement -- if at the Participant's request, the payout or forfeiture of the Restricted Stock Award is determined at the discretion of the Board, or if at the Company's request, payout of the Restricted Stock Award is prorated taking into account factors including, but not limited to, service during the period and the performance of the Participant during the portion of the Performance Period before employment ceased; provided, however, that the Board may modify the above if it determines in its sole discretion that special circumstances warrant such modification.

  Any shares of Restricted Stock which are forfeited will be transferred to the Company.

  With respect to shares of Restricted Stock for which restrictions lapse, new certificates will be issued (the payout) without the restrictive legend described in Section 7A. New certificates will also be issued for additional Stock, if any, awarded to the Participant because Target Performance Award performance objectives were exceeded.

  D. WAIVER OF SECTION 83(B) ELECTION. Unless otherwise directed by the Board, as a condition of receiving an Award of Restricted Stock, a Participant must waive in writing the right to make an election under Section 83(b) of the Code to report the value of the Restricted Stock as income on the Date of Grant.

  8. STOCK OPTIONS.

  A. GRANTS OF OPTIONS. One or more Options may be granted to any Eligible Employee or Director on the Date of Grant without the payment of consideration by the Participant. In no event will the number of shares with respect to all options granted in a single calendar year to any one individual who is a "covered employee" as defined in Section 162(m) of the Code exceed 250,000. In addition, unless prospectively modified by the Board, each year each Director will receive on or about May 1, commencing May 1, 1998 a non-qualified stock option related to 1,000 shares of stock.

  B. STOCK OPTION AGREEMENT. Each Option granted under the Plan will be evidenced by a "Stock Option Agreement" between the Company and the Participant containing provisions determined by the Board, including, without limitation, provisions to qualify Incentive Stock Options as such under
Section 422 of the Code if directed by the Board at the Date of Grant; provided, however, that each Incentive Stock Option Agreement must include the following terms and conditions: (i) that the Options are exercisable, either in total or in part, with a partial exercise not affecting the exercisability of the balance of the Option; (ii) every share of Stock purchased through the exercise of an Option will be paid for in full at the time of the exercise;
(iii) each Option will cease to be exercisable, as to any share of Stock, at the earliest of (a) the Participant's purchase of the Stock to which the Option relates, (b) the Participant's exercise of a related Stock Appreciation Right, or (c) the lapse of the Option; (iv) Options will not be transferable by the Participant except by Will or the laws of descent and distribution and will be exercisable during the Participant's lifetime only by the Participant or by the Participant's guardian or legal representative; and (v) notwithstanding any other provision, in the event of a public tender for all or any portion of the Stock or in the event that any proposal to merge or consolidate the Company with another company is submitted to the stockholders of the Company for a vote, the Board, in its sole discretion, may declare any previously granted Option to be immediately exercisable.

  C. OPTION PRICE. The Option price per share of Stock will be set by the grant, but will be not less than 100% of the Fair Market Value at the Date of Grant.

  D. FORM OF PAYMENT. At the time of the exercise of the Option, the Option price will be payable in cash or in other shares of Stock or in a combination of cash and other shares of Stock, in a form and manner as required by the Board in its sole discretion. When Stock is used in full or partial payment of the Option price, it will be valued at the Fair Market Value on the date the Option is exercised.

  E. OTHER TERMS AND CONDITIONS. The Option will become exercisable in such manner and within such Option Period or Periods, not to exceed 10 years from its Date of Grant, as set forth in the Stock Option Agreement upon payment in full. Except as otherwise provided in this Plan or in the Stock Option Agreement, any Option may be exercised in whole or in part at any time.

  F. LAPSE OF OPTION. An Option will lapse upon the earlier of: (i) 10 years from the Date of Grant, or (ii) at the expiration of the Option Period set by the grant. If the Participant ceases employment or ceases to be a Director within the Option Period and prior to the lapse of the Option, the Option will lapse as follows:(a) Termination -- the Option will lapse on the effective date of the Termination; or (b) Retirement, Early Retirement, or Disability -- the Option will lapse at the expiration of the Option Period set by the grant; provided, however, that the Board may modify the above if it determines in its sole discretion that special circumstances warrant such modification. If the Participant dies within the Option Period and prior to the lapse of the Option, the Option will lapse at the expiration of the Option Period set by the grant unless it is exercised before such time by the Participant's legal representative(s) or by the person(s) entitled to do so under the Participant's Will or, if the Participant fails to make testamentary disposition of the Option or dies intestate, by the person(s) entitled to receive the Option under the applicable laws of descent and distribution.

  G. INDIVIDUAL LIMITATION. In the case of an Incentive Stock Option, the aggregate Fair Market Value of the Stock for which Incentive Stock Options (whether under this Plan or another arrangement) in any calendar year are first exercisable will not exceed $100,000 with respect to such calendar year (or such other individual limit as may be in effect under the Code on the Date of Grant) plus any unused portion of such limit as the Code may permit to be carried over.

  9. PERFORMANCE UNITS.

  A. PERFORMANCE UNITS. One or more Performance Units may be earned by an Eligible Employee based on the achievement of preestablished performance objectives during a Performance Period.

  B. PERFORMANCE PERIOD AND PERFORMANCE OBJECTIVES. The Board will determine a Performance Period and will determine, no later than 90 days after the beginning of each Performance Period, the performance objectives for each Participant's Target Performance Award and the number of Performance Units subject to each Target Performance Award. Performance objectives may vary from Participant to Participant and will be based upon such performance criteria or combination of factors as the Board deems appropriate, which may include, but not be limited to, the performance of the Participant, the Company, one or more Subsidiaries, or any combination thereof. Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Units for which different Performance Periods are prescribed.

  If during the course of a Performance Period significant events occur as determined in the sole discretion of the Board which the Board expects to have a substantial effect on a performance objective during such period, the Board may revise such objective.

  C. FORFEITURE OR PAYOUT OF AWARD. As soon as practicable after the end of each Performance Period, the Board will determine whether the performance objectives and other material terms of the Award were satisfied. The Board's determination of all such matters will be final and conclusive.

  As soon as practicable after the date the Board makes the above determination, the Board will determine the Earned Performance Award for each Participant. Such determination may result in an increase or decrease in the number of Performance Units payable based upon such Participant's Target Performance Award, and will be based upon such factors as the Board determines in its sole discretion, but including the Target Performance Award performance objectives.

  In the event a Participant ceases employment during a Performance Period, the Performance Unit Award is subject to forfeiture or payout as follows: (a) Termination -- the Performance Unit Award is completely forfeited; (b) Retirement, Disability or death -- payout of the Performance Unit Award is prorated taking into account factors including, but not limited to, service and the performance of the Participant during the portion of the Performance Period before employment ceased; or (c) Early Retirement -- if at the Participant's request, the payout or forfeiture of the Performance Unit Award is determined at the discretion of the Board, or if at the Company's request, payout of the Performance Unit Award is prorated taking into account factors including, but not limited to, service and the performance of the Participant during the portion of the Performance Period before employment ceased; provided, however, that the Board may modify the above if it determines in its sole discretion that special circumstances warrant such modification.

  D. FORM AND TIMING OF PAYMENT. Each Performance Unit is payable in cash or shares of Stock or in a combination of cash and Stock, as determined by the Board in its sole discretion. Such payment will be made as soon as practicable after the Earned Performance Award is determined.

  10. STOCK APPRECIATION RIGHTS.

  A. GRANTS OF STOCK APPRECIATION RIGHTS. Stock Appreciation Rights may be granted under the Plan in conjunction with an Option either at the Date of Grant or by amendment or may be separately granted. Stock Appreciation Rights will be subject to such terms and conditions not inconsistent with the Plan as the Board may impose.

  B. RIGHT TO EXERCISE; EXERCISE PERIOD. A Stock Appreciation Right issued pursuant to an Option will be exercisable to the extent the Option is exercisable; both such Stock Appreciation Right and the Option to which it relates will not be exercisable during the six months following their respective Dates of Grant except in the event of the Participant's Disability or death. A Stock Appreciation Right issued independent of an Option will be exercisable pursuant to such terms and conditions established in the grant. Notwithstanding such terms and conditions, in the event of a public tender for all or any portion of the Stock or in the event that any proposal to merge or consolidate the Company with another company is submitted to the stockholders of the Company for a vote, the Board, in its sole discretion, may declare any previously granted Stock Appreciation Right immediately exercisable.

  C. FAILURE TO EXERCISE. If on the last day of the Option Period, in the case of a Stock Appreciation Right granted pursuant to an Option, or the specified Exercise Period, in the case of a Stock Appreciation Right issued independent of an Option, the Participant has not exercised a Stock Appreciation Right, then such Stock Appreciation Right will be deemed to have been exercised by the Participant on the last day of the Option Period or Exercise Period.

  D. PAYMENT. An exercisable Stock Appreciation Right granted pursuant to an Option will entitle the Participant to surrender unexercised the Option or any portion thereof to which the Stock Appreciation Right is attached, and to receive in exchange for the Stock Appreciation Right payment (in cash or Stock or a combination thereof as described below) equal to either of the following amounts, determined in the sole discretion of the Board at the Date of Grant:
(1) the excess of the Fair Market Value of one share of Stock at the date of exercise over the Option price, times the number of shares called for by the Stock Appreciation Right (or portion thereof) which is so surrendered, or (2) the excess of the Book Value of one share of Stock at the date of exercise over the Book Value of one share of Stock at the Date of Grant of the related Option, times the number of shares called for by the Stock Appreciation Right. Upon exercise of a Stock Appreciation Right not granted pursuant to an Option, the Participant will receive for each Stock Appreciation Right payment (in cash or Stock or a combination thereof as described below) equal to either of the following amounts, determined in the sole discretion of the Board at the Date of Grant: (1) the excess of the Fair Market Value of one share of Stock at the date of exercise over the Fair Market Value of one share of Stock at the Date of Grant of the Stock Appreciation Right, times the number of shares called for by the Stock Appreciation Right, or (2) the excess of the Book Value of one share of Stock at the date of exercise of the Stock Appreciation Right over the Book Value of one share of Stock at the Date of Grant of the Stock Appreciation Right, times the number of shares called for by the Stock Appreciation Right.

  The Board may direct the payment in settlement of the Stock Appreciation Right to be in cash or Stock or a combination thereof. Alternatively, the Board may permit the Participant to elect to receive cash in full or partial settlement of the Stock Appreciation Right, provided that (i) the Board must consent to or disapprove such election and (ii) unless the Board directs otherwise, the election and the exercise must be made during the period beginning on the 3rd business day following the date of public release of quarterly or year-end earnings and ending on the 12th business day following the date of public release of quarterly or year-end earnings. The value of the Stock to be received upon exercise of a Stock Appreciation Right shall be the Fair Market Value of the Stock on the trading day preceding the date on which the Stock Appreciation Right is exercised. To the extent that a Stock Appreciation Right issued pursuant to an Option is exercised, such Option shall be deemed to have been exercised, and shall not be deemed to have lapsed.

  E. NONTRANSFERABLE. A Stock Appreciation Right will not be transferable by the Participant except by Will or the laws of descent and distribution and will be exercisable during the Participant's lifetime only by the Participant or by the Participant's guardian or legal representative.

  F. LAPSE OF A STOCK APPRECIATION RIGHT. A Stock Appreciation Right will lapse upon the earlier of: (i) 10 years from the Date of Grant; or (ii) at the expiration of the Exercise Period as set by the grant. If the Participant ceases employment within the Exercise Period and prior to the lapse of the Stock Appreciation Right, the Stock Appreciation Right will lapse as follows:
(a) Termination -- the Stock Appreciation Right will lapse on the effective date of the Termination; or (b) Retirement, Early Retirement, or Disability -- the Stock Appreciation Right will lapse at the expiration of the Exercise Period set by the grant; provided, however, that the Board may modify the above if it determines in its sole discretion that special circumstances warrant such modification. If the Participant dies within the Exercise Period and prior to the lapse of the Stock Appreciation Right, the Stock Appreciation Right will lapse at the expiration of the Exercise Period set by the grant unless it is exercised before such time by the Participant's legal representative(s) or by the person(s) entitled to do so under the Participant's Will or, if the Participant fails to make testamentary disposition of the Stock Appreciation Right or dies intestate, by the person(s) entitled to receive the Stock Appreciation Right under the applicable laws of descent and distribution.

  11. DIVIDEND EQUIVALENTS.

  A. GRANTS OF DIVIDEND EQUIVALENTS. Dividend Equivalents may be granted under the Plan in conjunction with an Option or a separately awarded Stock Appreciation Right, at the Date of Grant or by amendment, without consideration by the Participant. Dividend Equivalents may also be granted under the Plan in conjunction with Performance Units, at any time during the Performance Period, without consideration by the Participant. Dividend Equivalents will be granted under a Performance-Based Restricted Stock Award in conjunction with additional shares of Stock issued if Target Performance Award performance objectives are exceeded.

  B. PAYMENT. Each Dividend Equivalent will entitle the Participant to receive an amount equal to the dividend actually paid with respect to a share of Stock on each dividend payment date from the Date of Grant to the date the Dividend Equivalent lapses as set forth in Section 11D. The Board, in its sole discretion, may direct the payment of such amount at such times and in such form and manner as determined by the Board.

  C. NONTRANSFERABLE. A Dividend Equivalent will not be transferable by the Participant.

  D. LAPSE OF A DIVIDEND EQUIVALENT. Each Dividend Equivalent will lapse on the earlier of (i) the date of the lapse of the related Option or Stock Appreciation Right; (ii) the date of the exercise of the related Option or Stock Appreciation Right; (iii) the end of the Performance Period (or if earlier, the date the Participant ceases employment) of the related Performance Units or Performance-Based Restricted Stock Award; or (iv) the lapse date established by the Board on the Date of Grant of the Dividend Equivalent.

  12. ACCELERATED AWARD PAYOUT/EXERCISE.

  A. CHANGE IN CONTROL. Notwithstanding anything in this Plan document to the contrary, a Participant is entitled to an accelerated payout or accelerated Option or Exercise Period (as set forth in Section 12B) with respect to any previously granted Award if the Participant is terminated as an employee or Director or suffers a diminution of responsibility, authority, position or salary following a Change in Control described in 1) through 3) below:

  1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; or,

  2) during any period of twenty-four (24) consecutive months (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (1) or (3) of this Section) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or,

  3) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 70% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, the stockholders of the Company approve a plan of complete liquidation of the Company, or the stockholders of the Company approve an agreement for the sale or disposition of the Company of all or substantially all the Company's assets.

  B. AMOUNT OF AWARD SUBJECT TO ACCELERATED PAYOUT/OPTION PERIOD/EXERCISE PERIOD. The amount of a Participant's previously granted Award that will be paid or exercisable upon the happening of a change in control will be determined as follows:

     RESTRICTED STOCK AWARDS. The Participant will be entitled to an accelerated Award payout, and the amount of the payout will be based on the number of shares of Restricted Stock that were issued on the Date of Grant, prorated based on the number of months of the restriction period that have elapsed as of the payout date. Also, with respect to Performance-Based Restricted Stock Awards, in determining the amount of the payout, maximum performance achievement will be assumed.

     STOCK OPTION AWARDS AND STOCK APPRECIATION RIGHTS. Any previously granted Stock Option Awards or Stock Appreciation Rights will be immediately exercisable.

     PERFORMANCE UNITS. The Participant will be entitled to an accelerated Award payout, and the amount of the payout will be based on the number of Performance Units subject to the Target Performance Award as established on the Date of Grant, prorated based on the number of months of the Performance Period that have elapsed as of the payout date, and assuming that maximum performance was achieved.

  C. TIMING OF ACCELERATED PAYOUT/OPTION PERIOD/EXERCISE PERIOD. The accelerated payout set forth in Section 12B will be made within 30 days after the date of the change in control. The accelerated Option Period/Exercise Period set forth in Section 12B will begin on the date of the change in control. If the original Award provided for a payout in Stock, any accelerated payout set forth in Section 12B will be made in Stock.

  13. AMENDMENT OF PLAN. The Board may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part, except (i) no such action may be taken without stockholder approval which materially increases the benefits accruing to Participants pursuant to the Plan, materially increases the number of securities which may be issued pursuant to the Plan (except as provided in Section 14H), extends the period for granting Options under the Plan or materially modifies the requirements as to eligibility for participation in the Plan; and (ii) no such action may be taken without the consent of the Participant to whom any Award was previously granted, which adversely affects the rights of such Participant concerning such Award, except as such termination or amendment of the Plan is required by statute, or rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Board may amend the Plan as desirable at the discretion of the Board to address any issues concerning (i) Section 162(m) of the Code, or (ii) maintaining an exemption under Rule 16b-3 of the Exchange Act.

  14. MISCELLANEOUS PROVISIONS.

  A. NONTRANSFERABILITY. No benefit provided under this Plan shall be subject to alienation or assignment by a Participant (or by any person entitled to such benefit pursuant to the terms of this Plan), nor shall it be subject to attachment or other legal process except (i) to the extent specifically mandated and directed by applicable state or federal statute, and (ii) as requested by the Participant (or by any person entitled to such benefit pursuant to the terms of this Plan), and approved by the Board, to satisfy income tax withholding.

  B. NO EMPLOYMENT RIGHT. Participation in this Plan shall not constitute a contract of employment between the Company or any Subsidiary and any person and shall not be deemed to be consideration for, or a condition of, continued employment of any person.

  C. TAX WITHHOLDING. The Company or a Subsidiary may withhold any applicable federal, state or local taxes at such time and upon such terms and conditions as required by law or determined by the Company or a Subsidiary. Subject to compliance with any requirements of applicable law, the Board may permit or require a Participant to have any portion of any withholding or other taxes payable in respect to a distribution of Stock satisfied through the payment of cash by the Participant to the Company or a Subsidiary, the retention by the Company or a Subsidiary of shares of Stock, or delivery of previously owned shares of the Participant's Stock, having a Fair Market Value equal to the withholding amount. A Reporting Person may elect to have a sufficient number of shares of Stock withheld to fulfill such withholding obligation (the "Withholding Election") only if the election complies with the following requirements: the Withholding Election is made (A) during the period beginning on the third business day following the date of release for publication of the quarterly or annual summary statements of the earnings of the Company or a Subsidiary and ending on the twelfth business day following such date, (B) six months before the Award becomes taxable or (C) during any other period in which a Withholding Election may be made under the provisions of Rule 16b-3 promulgated pursuant to the Exchange Act. Any fractional share of Common Stock required to satisfy such withholding obligations shall be disregarded and the amount due shall be paid in cash by the Participant.

  D. FRACTIONAL SHARES. Any fractional shares concerning Awards shall be eliminated at the time of payment or payout by rounding down for fractions of less than one-half and rounding up for fractions of equal to or more than one-half. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

  E. GOVERNMENT AND OTHER REGULATIONS. The obligation of the Company to make payment of Awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by any government agencies as may be required. The Company shall be under no obligation to register under the Securities Act of 1933, as amended ("Act"), any of the shares of Stock issued, delivered or paid in settlement under the Plan. If Stock awarded under the Plan may in certain circumstances be exempt from registration under the Act, the Company may restrict its transfer in such manner as it deems advisable to ensure such exempt status.

  F. INDEMNIFICATION. Each person who is or at any time serves as a member of the Board (and each person or Board to whom the Board or any member thereof has delegated any of its authority or power under this Plan) shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which such person may be a party or in which such person may be involved by reason of any action or failure to act under the Plan; and (ii) any and all amounts paid by such person in satisfaction of judgment in any such action, suit, or proceeding relating to the Plan. Each person covered by this indemnification shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person's own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Charter or By-Laws of the Company or any of its Subsidiaries, as a matter of law, or otherwise, or any power that the Company may have to indemnify such person or hold such person harmless.

  G. RELIANCE ON REPORTS. Each member of the Board (and each person or Board to whom the Board or any member thereof has delegated any of its authority or power under this Plan) shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan. In no event shall any person who is or shall have been a member of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

  H. CHANGES IN CAPITAL STRUCTURE. In the event of any change in the outstanding shares of Stock by reason of any stock dividend or split, recapitalization, combination or exchange of shares or other similar changes in the Stock, then appropriate adjustments shall be made in the shares of Stock theretofore awarded to the Participants and in the aggregate number of shares of Stock which may be awarded pursuant to the Plan. Such adjustments shall be conclusive and binding for all purposes. Additional shares of Stock issued to a Participant as the result of any such change shall bear the same restrictions as the shares of Stock to which they relate.

  I. COMPANY SUCCESSORS. In the event the Company becomes a party to a merger, consolidation, sale of substantially all of its assets or any other corporate reorganization in which the Company will not be the surviving corporation or in which the holders of the Stock will receive securities of another corporation (in any such case, the "New Company"), then the New Company shall assume the rights and obligations of the Company under this Plan.

  J. GOVERNING LAW. All matters relating to the Plan or to Awards granted hereunder shall be governed by the laws of the District of Columbia, without regard to the principles of conflict of laws.

  K. RELATIONSHIP TO OTHER BENEFITS. Any Awards under this Plan are not considered compensation for purposes of determining benefits under any pension, profit sharing, or other retirement or welfare plan, or for any other general employee benefit program.

  L. EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

  M. TITLES AND HEADINGS. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

                                                [PRINTED ON RECYCLED PAPER LOGO]

                         POTOMAC ELECTRIC POWER COMPANY
                         1900 PENNSYLVANIA AVENUE, N.W.
                             WASHINGTON, D.C. 20068
[PEPCO
 LOGO]          ANNUAL MEETING OF SHAREHOLDERS -- APRIL 22, 1998           PROXY


The undersigned hereby appoints EDWARD F. MITCHELL, JOHN M. DERRICK, JR. and DENNIS R. WRAASE and each of them, proxies of the undersigned, with power of substitution, to attend the above Annual Meeting to be held on Wednesday, April 22, 1998 at 10 a.m. at the Omni Shoreham Hotel, 2500 Calvert Street, N.W., Washington, D.C., and all adjournments thereof, and thereat to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present on matters set forth in the Proxy Statement and upon such other matters as may properly come before the meeting. UNLESS INDICATED TO THE CONTRARY, THIS PROXY SHALL BE DEEMED TO GRANT AUTHORITY TO VOTE FOR ITEMS 1 AND 2 AND AGAINST ITEMS 3 AND 4.

                      THIS PROXY IS SOLICITED ON BEHALF OF
            THE BOARD OF DIRECTORS OF POTOMAC ELECTRIC POWER COMPANY

                           CONTINUED ON REVERSE SIDE

[PEPCO LOGO]                                                             PROXY
-------------------------------------------------------------------------------
1.ELECTION OF DIRECTORS    FOR all nominees listed below
                           (except as marked to the contrary below [ ]

                           WITHHOLD AUTHORITY to vote
                           for all nominees listed below [ ]

(TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)
Four to serve for three years

John M. Derrick, Jr.   Peter F. O'Malley    Louis A. Simpson   Dennis R. Wraase

One to serve for one year

  Edmund B. Cronin, Jr.

--------------------------------------------------------------------------------
   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 2 BELOW

                                                       FOR   AGAINST   ABSTAIN
2. Approval of Long-Term Incentive Plan.............   [ ]     [ ]       [ ]
--------------------------------------------------------------------------------
   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST ITEMS 3 AND 4 BELOW

                                                       FOR   AGAINST   ABSTAIN
3. Shareholder proposal relating to the election of
   Directors........................................   [ ]     [ ]       [ ]
4. Shareholder proposal relating to cumulative
   voting...........................................   [ ]     [ ]       [ ]


Sign here
as name      X                                      (L.S.)
appears       --------------------------------------
above        X                                      (L.S.)   Date _____ , 1998
              --------------------------------------

Attorneys, executors, administrators, trustees and corporate officials should indicate the capacity in which they are signing. Shares held in the Shareholder Dividend Reinvestment Plan are voted on this Proxy.